Exhibit 99.12
Scripps announces amended credit agreement and share buyback program

For immediate release	(NYSE: SSP)
October 25, 2010
CINCINNATI — The E.W. Scripps Company has amended its secured revolving credit agreement to reduce ongoing expenses and give the company more financial flexibility.
The amendment to the secured revolving credit agreement reduced the size of the facility from $150 million to $100 million, obtained the flexibility to return capital to shareholders and/or invest in acquisitions up to a combined total of $200 million over the life of the agreement, and lowered the commitment fee on the unused portion of the revolver, among other things. The agreement maintains its original maturity date of June 30, 2013.
As of Sept. 30, 2010, Scripps had cash and short-term investments totaling $194 million, and no outstanding borrowings under the revolver.
Concurrent with amending the credit agreement, the board of directors has authorized the repurchase of up to $75 million of its Class A Common Shares. The shares may be repurchased from time to time at management’s discretion, either in the open market, through pre-arranged trading plans or in privately negotiated block transactions. The authorization expires Dec. 31, 2012.
About Scripps
The E.W. Scripps Company is a diverse, 132-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and syndication of news features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com